[Opinion of Mijares, Angoitia, Cortés y Fuentes, S.C.]

Exhibit 5.1

June 22, 2004

Desarrolladora Homex, S.A. de C.V.
Andador Javier Mina 891-B
Colonia Centro Sinaloa
80200 Culiacán, Sinaloa, México

Re:	Desarrolladora Homex, S.A. de C.V.
Registration Statement on Form F-1

     Dear Sirs:

     We act as special Mexican counsel to Desarrolladora Homex, S.A. de C.V., a company organized under the laws of Mexico (the “Company”), in connection with the proposed issue and sale by the Company of its common shares, no par value (the “Common Shares”) in, among other jurisdictions, the United States in the form of American Depositary Shares representing such Common Shares (the “ADSs”), as described in the Registration Statement on Form F-1 (No. 333-116257) (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”). The Common Shares to be offered and sold by the Company are referred to herein as the “Primary Shares” and the Common Shares to be offered and sold by the selling stockholders referred to in the Registration Statement are referred to herein as the “Secondary Shares”.

     In furnishing this opinion, we have reviewed the Registration Statement and have examined such records, representations, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation (Acta Constitutiva) (the “Articles of Incorporation”) and the amended and restated Bylaws (Estatutos Sociales) (the “Bylaws”) of the Company and the resolutions of a meeting of the shareholders of the Company approving the issuance of the Common Shares. We have assumed the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us and that the shareholders’ meeting referred to above were properly convened and conducted and that the resolutions passed at those meeting were duly passed and have not been amended or rescinded and are in full force and effect..

     Upon the basis of such examination, we are of the opinion that:

     (i) the Company has been duly incorporated and is validly existing as a corporation under the laws of Mexico;

     (ii) the Primary Shares underlying the ADSs have been duly and validly authorized, and, when issued and delivered to and paid for by the underwriters pursuant to the underwriting agreements to be entered into between the Company, the selling stockholders and such underwriters will be fully paid and non-assessable; and

     (iii) the Secondary Shares underlying the ADSs have been duly and validly authorized, and are fully paid and non-assessable.

     The foregoing opinion is limited to the laws of Mexico and we express no opinion as to the laws of any other jurisdiction.

     We hereby give our consent to file this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,
/s/ Mijares, Angoitia, Cortés y Fuentes, S.C.
Mijares, Angoitia, Cortés y Fuentes, S.C.